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                                                                      EXHIBIT 11

                            HOTEL DISCOVERY, INC.
                   COMPUTATION OF NET LOSS PER COMMON SHARE



                                                        March 29,       March 30,
                                                          1998            1997
                                                          ----            ----
Basic and diluted weighted average number of issued     8,000,189       4,092,400
   shares outstanding

Effect of:
   Common stock equivalents outstanding(1)                     --              --

Shares outstanding used to compute net income (loss)    8,000,189       4,092,400
   per share

Net loss                                              ($1,000,137)     $ (748,520)

Basic and Diluted Net loss per share                       ($0.13)         ($0.18)
                                                            =====           =====


(1) For Basic and Diluted Net loss per share, no common stock equivalents are outstanding due to their anti-dilutive effect.